Exhibit 99.1

NEWS RELEASE
                                               Contact:  Ray Link
                                               Sr. Vice President-Finance
                                               Tel:  407/884-3344
                                               Fax:  407/886-7061
                                               E-mail:rl@sawtek.com

                              For Immediate Release

                       SAWTEK ANNOUNCES THE APPOINTMENT OF
                       KIMON ANEMOGIANNIS AS PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER

Orlando, Florida, November 14, 2000 --- Sawtek Inc. (Nasdaq: SAWS) announced today the appointment of Kimon Anemogiannis as President and Chief Executive Officer, effective immediately. Dr. Anemogiannis has been an officer of Sawtek since 1998 and was named President and Chief Operating Officer in 1999. Gary A. Monetti, who previously was Chief Executive Officer, stepped down today from the CEO position and from the Board of Directors due to personal health reasons. Mr. Monetti will remain as a Sawtek employee in an advisory role to Dr. Anemogiannis.

Steven P. Miller, Chairman and co-founder of Sawtek, stated, "Kimon has demonstrated the leadership and strategic vision to lead Sawtek into the future. His unique combination of technical skills and business acumen provides Sawtek with the talent and experience necessary for our growth and success. The promotion of Kimon is part of our succession plan that we embarked upon several years ago that has been accelerated due to Gary's decision to step down. We are confident in Kimon's abilities, and we are delighted to have him as our President and Chief Executive Officer. Today we are saddened that Gary stepped down as CEO. However, we are pleased that he will stay on in a continued role as an advisor to Kimon and to the Company."


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About Kimon Anemogiannis (Ki-mon An-e-mo-giann-is -- |ke`mon ana,mo|`yan es)
-----------------------------------------------------------------------------
Kimon Anemogiannis, age 38, joined Sawtek in 1995 as Director of Engineering and was promoted to Vice President-Engineering in 1998, Vice President and Chief Operating Officer in 1999, and President and Chief Operating Officer effective October 1999. Prior to joining Sawtek, Kimon was in various engineering positions for the surface acoustic wave (SAW) group at Siemens Matsushita, a SAW component manufacturer, based in Munich, Germany, from 1986 to 1995. Kimon has an M.S. Degree and Ph.D. Degree in Electrical Engineering from the Technical University of Munich, and he is fluent in English, German and Greek. He is a world-renowned expert in SAW technology and has advanced numerous technical innovations to both the design and manufacturing of SAW devices.

At Sawtek, Kimon was the driving force behind the Company's strategy to become a high-volume, low-cost manufacturer of a broad range of SAW-based products. Among these products are RF and IF filters for both CDMA and GSM digital wireless phones, which accounted for approximately 34% of Sawtek's revenue for the year ended September 30, 2000.

Conference Call Information - Open to the Public
------------------------------------------------
We will be hosting a conference call with the public tomorrow morning, November 15, at 8:15 a.m. EST. The public will have the opportunity to listen to the conference call over the Internet, without charge, or by dialing a toll number. Below is the information you will need:

Internet Access: Sawtek at http://www.sawtek.com. Go to the "Investor" section and then click on "Live Audio of the Call".

Vcall at http://www.vcall.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call through Vcall, without charge, for approximately 30 days.


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Telephone Access:
The toll dial-in number is (712) 257-3641. If you are calling from out of the United States, you must dial "011" before the number. The password is "Sawtek" and the conference leader will be Ray Link, Sawtek's Chief Financial Officer.

After the conference call, a replay number will be available for you to listen to the recorded call by dialing (402) 998-1233. No password is required. Please note that long distance charges will apply. This number will be active from 10:00 a.m. EST November 15 through 5:00 p.m. EST November 17, 2000.

About Sawtek
------------
Sawtek designs, develops, manufactures and markets a broad range of electronic signal processing components based on surface acoustic wave, or SAW, technology primarily for use in the wireless communications industry. Our primary products are custom-designed, high performance bandpass filters, resonators, oscillators and SAW-based subsystems. These products are used in a variety of microwave and RF systems, such as CDMA and GSM digital wireless communications systems, digital microwave radios, wireless local area networks, cable television equipment, Internet infrastructure, various defense and satellite systems, and sensors. You can access more information about Sawtek by visiting our Web site at www.sawtek.com.

Comments on Forward-Looking Statements
--------------------------------------
The forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that forward-looking statements such as statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes", "does not believe", "no reason to believe", "expects", "plans", "projects", "intends", "estimates", "anticipates", or similar terms, are considered to contain uncertainty and are forward-looking statements. The Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include the


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following: a decline in either the growth of wireless communications or the acceptance of CDMA technology; our ability to successfully develop and bring new products to market, particularly RF filters; our ability to successfully increase production capacity; competitive products or technologies that could reduce demand for our products such as direct conversion or digital filtering technology; our dependence on a limited number of suppliers for certain key raw materials; risks associated with international sales; our dependence on a few large customers; increased sales through consignment agreements; declining selling prices for some of our key products; decreased manufacturing yields; cancellation of purchase orders by our customers; our inability to protect our intellectual property or if we infringe on the intellectual property of others; increased competition from other SAW suppliers; risks associated with our Costa Rican operations; risk of natural disasters; and other risks discussed in our SEC filings including Form 10K for the year ended September 30, 2000, which can be accessed at the SEC web site, www.sec.gov.

A reader of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, the reader should not consider this list to be a complete statement of all potential risks or uncertainties. We do not assume the obligation to update any forward-looking statement.

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